Exhibit 99.1

TRIO-TECH REPORTS 33% SEQUENTIAL AND 29%YEAR-OVER-YEAR

REVENUE GROWTH FOR FIRST QUARTER OF FISCAL 2027

Semiconductor Back-End Solutions Revenue Increases 39% Year Over Year; Consolidated Gross Profit Rises 59%; Diluted EPS Reaches $0.07

SINGAPORE and VAN NUYS, Calif. – November 12, 2026 – Trio-Tech International (NASDAQ: TRT), a provider of semiconductor back-end solutions and value-added industrial electronic products and services, today announced its first-quarter fiscal 2027 financial results for the period ended September 30, 2026.

Trio-Tech International Chairman and CEO S.W. Yong’s Comments

“We began fiscal 2027 with 29% year-over-year revenue growth and a substantial improvement in profitability, driven by higher sales and margins in our Semiconductor Back-End Solutions (SBS) business. Strong demand for AI GPU burn-in boards, along with higher testing volumes for EV, data center, and AI-related semiconductor applications, contributed to 39% SBS revenue growth.

“Our consolidated gross margin expanded to 20.6% from 16.7% a year ago, reflecting a more favorable SBS product mix and improved capacity utilization across our operations, including Malaysia. Gross profit increased 59%, while operating expense rose 13%, resulting in operating income of $1.3 million compared with $46,000 in the prior-year quarter. These results demonstrate our ability to convert higher revenue into improved operating profitability.

“We continue to see an expanding pipeline of opportunities across our semiconductor back-end products and testing services supporting AI, data center and EV Automotive applications. Our Malaysia facility expansion, which began initial operations in September, provides substantial additional capacity to support these opportunities. Across our operations, we remain focused on fulfilling customer programs and managing the working capital required to support growth. In Industrial Electronics, growing distribution backlog and stronger aerospace sales provide opportunities for growth, although component shortages continue to affect shipment timing. Our strong balance sheet also provides flexibility to invest in growth opportunities while returning capital to shareholders, as reflected in our Board’s recent approval of an additional $1.0 million under our share repurchase program.”

Fiscal 2027 First Quarter Financial Results

•	Total revenue increased 33% sequentially and 29% year-over-year to $19.9 million, compared with $14.9 million in the fourth quarter of 2026 and $15.5 million in the first quarter of fiscal 2026.

•	SBS revenue increased 39% to $15.9 million, compared with $11.5 million in the prior-year quarter. Burn-in board sales increased 227%, and testing services revenue increased approximately 18% (YoY).

•

IE revenue was $4.0 million, compared with $4.0 million a year ago. Aerospace-related product sales increased 63%, partially offsetting a 10% decline in distribution sales associated with component shortages and longer supplier lead times.

•

Gross profit increased 59% to $4.1 million, or 20.6% of revenue, compared with $2.6 million, or 16.7% of revenue, in the prior-year quarter. SBS gross margin increased to 21.5% from 14.9%, while IE gross margin decreased to 17.5% from 21.8%, due to the product mix in the quarter.

•	Total operating expense was $2.9 million, compared with $2.5 million a year ago.

•	Operating income was $1.3 million, compared with $46,000 in the prior-year quarter.

•	Total other expense was $58,000, compared with total other income of $181,000 a year ago.

•

Net income attributable to Trio-Tech common shareholders was $846,000, compared with $77,000 a year ago. Basic and diluted earnings per share were $0.08 and $0.07, respectively, compared with $0.01 per basic and diluted share in the prior-year quarter. Prior-year per-share amounts reflect the Company’s two-for-one stock split.

•

Net cash used in operating activities was $3.3 million, compared with net cash provided by operating activities of $0.9 million in the prior-year quarter, reflecting increased investment in receivables and inventories.

•

Cash, cash equivalents, short-term deposits and restricted term deposits totaled $25.6 million at September 30, 2026, compared with $28.5 million at June 30, 2026. Working capital was $33.3 million, compared with $32.2 million at June 30, 2026.

•

During the first quarter of fiscal 2027, Trio-Tech purchased 10,327 shares of its common stock in the open market. Subsequent to September 30, 2026, and through today, the Company purchased an additional 112,869 shares in the open market, bringing total purchases during these periods to 123,196 shares for approximately $696,000. On November 9, 2026, the Board of Directors approved an additional $1.0 million under the Company’s existing share repurchase program and extended the program for 24 months from that date.

Outlook

Trio-Tech continues to see demand for semiconductor back-end products and testing services supporting AI, data center, and EV automotive applications. The Company’s expanded facility began operations in September 2026, and management expects testing volumes at the facility to increase sequentially in the second quarter of fiscal 2027.

As of September 30, 2026, the SBS segment had a total backlog of approximately $22.4 million, consisting of contracted hard backlog of approximately $12.1 million and soft backlog of approximately $10.3 million. Soft backlog represents management's estimate of customer demand over the next three months under blanket purchase orders, where actual volumes are subject to customer demand and do not constitute firm commitments. The IE segment had a hard backlog of approximately $5.7 million. The combined hard backlog for the two segments was approximately $17.8 million. Including the SBS soft backlog, the combined amount was approximately $28.1 million, compared with $24.2 million at June 30, 2026.

Within Industrial Electronics, distribution backlog has continued to grow since quarter-end, supporting management’s expectation for year-over-year revenue growth in the distribution business. Component shortages may persist through the end of the second quarter of fiscal 2027 and could affect the timing of order fulfillment.

First-quarter SBS gross margin benefited from a favorable product mix. The segment’s gross margin percentage will continue to depend on the mix of products and testing services, as well as capacity utilization across its operations. As AI-related testing services account for a larger share of SBS revenue, management expects the segment’s gross margin percentage to moderate from its first-quarter level.

To support fulfillment of its backlog, Trio-Tech expects inventory purchases and advance payments to keep working capital requirements elevated in the second quarter. At quarter end, Trio-Tech had $46.3 million of shareholder’s equity, $33.3 million of working capital, $22.8 million of net unrestricted cash and a $5 million untapped line of credit. This strong financial position provides flexibility to manage the working capital requirements of our growth initiatives while continuing to invest in our business.

About Trio-Tech International

Trio-Tech International (NASDAQ: TRT) provides semiconductor testing services and equipment, manufacturing solutions, and industrial electronic products and services. The Company operates through its Semiconductor Back-End Solutions and Industrial Electronics segments, with operations in the United States, Singapore, Malaysia, Thailand and China. Additional information is available at www.triotech.com and www.universalfareast.com.

Forward-Looking Statements

This release includes forward-looking statements under the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements concern, among other matters, demand for the Company’s products and services, customer programs, backlog and its conversion to revenue, persistent component shortages, supply availability, capacity requirements, growth opportunities and future profitability. Estimates of customer demand included in soft backlog are not confirmed orders and may not result in revenue. Actual results may differ materially because of changes in semiconductor and industrial demand; customer order timing, reductions or cancellations; product mix and capacity utilization; competition and technological change; component shortages and supplier delays; working capital and capital requirements; foreign currency movements; tariffs and trade restrictions; economic, political and regulatory conditions in the markets where the Company operates, and changes in trade, tax, policies affecting AI, whether through legislation, executive action or the absence of legislative action under a divided federal government; and increased congressional oversight or investigations affecting the AI industry. Further risks are described in the Company’s SEC filings, including its Forms 10-K and 10-Q. Forward-looking statements reflect information available as of this release’s date. The Company assumes no obligation to revise these statements except as required by law.

For inquiries, please contact:

PondelWilkinson
Todd Kehrli
tkehrli@pondel.com

TRIO-TECH INTERNATIONAL AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (IN THOUSANDS, EXCEPT NUMBER OF SHARES)

	September 30,	June 30,
	2026	2026
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$18,541	$21,428
Short-term deposits	4,295	4,294
Short-term investment	-	368
Trade accounts receivable, less allowance for expected credit losses of $196 and $194, respectively	18,913	13,546
Other receivables	2,393	1,056
Inventories, less provision for obsolete inventories of $843 and $821, respectively	6,965	3,406
Prepaid expense and other current assets	571	395
Restricted term deposits	833	819
Total current assets	52,511	45,312
NON-CURRENT ASSETS:
Deferred tax assets	196	281
Investment properties, net	279	293
Property, plant and equipment, net	7,035	6,598
Operating lease right-of-use assets	5,250	5,481
Other assets	775	774
Restricted term deposits	1,967	1,948
Total non-current assets	15,502	15,375
TOTAL ASSETS	$68,013	$60,687

LIABILITIES
CURRENT LIABILITIES:
Lines of credit	$541	$-
Accounts payable	11,149	7,577
Accrued expense	4,459	2,812
Contract liabilities	317	200
Income taxes payable	478	213
Current portion of bank loans payable	229	246
Current portion of operating leases	2,066	2,109
Total current liabilities	19,239	13,157
NON-CURRENT LIABILITIES:
Bank loans payable, net of current portion	147	199
Operating leases, net of current portion	3,168	3,356
Deferred tax liabilities	1	22
Other non-current liabilities	1,009	938
Total non-current liabilities	4,325	4,515
TOTAL LIABILITIES	$23,564	$17,672

EQUITY
TRIO-TECH INTERNATIONAL SHAREHOLDERS’ EQUITY:
Common stock, no par value, with 15,000,000 shares authorized; 10,444,204 and 10,371,192 shares issued as of September 30, 2026 and June 30, 2026, respectively; and 10,431,134 and 10,368,449 shares outstanding as of those dates, respectively.	$25,131	$24,878
Paid-in capital	6,685	6,548
Treasury stock, at cost	(75)	(12)
Accumulated retained earnings	11,678	10,832
Accumulated other comprehensive income-translation adjustments	2,893	2,632
Total Trio-Tech International shareholders’ equity	46,312	44,878
Non-controlling interest	(1,863)	(1,863)
TOTAL EQUITY	$44,449	$43,015
TOTAL LIABILITIES AND EQUITY	$68,013	$60,687

TRIO-TECH INTERNATIONAL AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME / (LOSS)

UNAUDITED (IN THOUSANDS, EXCEPT EARNINGS PER SHARE)

	Three Months Ended
	September 30,	September 30,
	2026	2025
Revenue
Semiconductor Back-end Solutions	$15,894	$11,452
Industrial Electronics	4,045	4,052
Others	10	10
	19,949	15,514

Cost of Sales	15,833	12,929

Gross Margin	4,116	2,585

Operating Expense:
General and administrative	2,489	2,174
Selling	274	271
Research and development	98	94
Loss on disposal of property, plant and equipment	1	-
Total operating expense	2,862	2,539

Income from Operations	1,254	46

Other (Expense) / Income
Interest expense	(9)	(8)
Other (expense) / Income, net	(54)	185
Government grant	5	4
Total other (expense) / income	(58)	181

Income from Continuing Operations before Income Taxes	1,196	227

Income Tax Expense	(350)	(64)

Income from Continuing Operations before Non-controlling Interest, Net of Taxes	846	163

Discontinued Operations
Income from discontinued operations, net of tax	-	2
Net Income	846	165

Less: Net income attributable to non-controlling interest	-	88
Net Income Attributable to Common Shareholders	$846	$77

Amounts Attributable to Common Shareholders:
Income from continuing operations, net of tax	846	76
Income from discontinued operations, net of tax	-	1
Net Income Attributable to Common Shareholders	$846	$77

Basic Earnings per Share:
Basic earnings per share from continuing operations	$0.08	$0.01
Basic earnings per share from discontinued operations	-	-
Basic Earnings per Share from Net Income	$0.08	$0.01

Diluted Earnings per Share:
Diluted earnings per share from continuing operations	$0.07	$0.01
Diluted earnings per share from discontinued operations	-	-
Diluted Earnings per Share from Net Income	$0.07	$0.01

Weighted Average Number of Common Shares Outstanding (1)
Basic	10,381	8,626
Dilutive effect of stock options	1,022	98
Number of Shares Used to Compute Earnings Per Share Diluted	11,403	8,724

(1)

On January 5, 2026, the Company effected a two-for-one forward stock split of the Company's issued Common Stock. All share and per-share amounts included in the accompanying condensed consolidated financial statements have been retrospectively adjusted to reflect the stock split.

TRIO-TECH INTERNATIONAL AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

UNAUDITED (IN THOUSANDS)

	Three Months Ended
	September 30,	September 30,
	2026	2025
Comprehensive Income Attributable to Common Shareholders:

Net income	$846	$165
Foreign currency translation, net of tax	261	(70)
Comprehensive Income	1,107	95
Less: comprehensive income attributable to non-controlling interest	-	125
Comprehensive Income/ (Loss) Attributable to Common Shareholders	$1,107	$(30)